                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            SMARTFLEX SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            SMARTFLEX SYSTEMS, INC.
                             14312 FRANKLIN AVENUE
                                 P.O. BOX 2085
                         TUSTIN, CALIFORNIA 92781-2085

                                                                  April 15, 1998

Dear Stockholders:

     Our Annual Meeting of Stockholders will be held on May 20, 1998, at 9:30 a.m., Pacific Time, at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California. I urge you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to answer any questions you may have.

     The formal Notice of Meeting, the Proxy Statement, the proxy card, and the Annual Report to Stockholders describing the Company's operations during the fiscal year ended December 31, 1997 are enclosed.

     I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

     If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the May 20, 1998 Annual Meeting of Stockholders.

                                          Very truly yours,

                                          SMARTFLEX SYSTEMS, INC.

                                          /s/ William L. Healey

                                          William L. Healey
                                          Chairman of the Board, President

                                          and Chief Executive Officer

                            SMARTFLEX SYSTEMS, INC.
                             14312 FRANKLIN AVENUE
                                 P.O. BOX 2085
                         TUSTIN, CALIFORNIA 92781-2085

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Smartflex Systems, Inc. (the "Company"), will be held at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California, on Wednesday, May 20, 1998, at 9:30 a.m., Pacific Time, and any and all adjournments or postponements, for the following purposes, which are more fully described in the accompanying Proxy Statement:

     (1) To elect five persons to the Board of Directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

     (3) To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof.

     Notice is also hereby given of any and all adjournments and postponements of the Annual Meeting as the Company may determine.

     The Board of Directors has fixed the close of business on March 30, 1998, as the record date for determination of the stockholders entitled to notice of and to vote at the 1998 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors,

                                          /s/ Nick E. Yocca

                                          Nick E. Yocca
                                          Secretary

Tustin, California
April 15, 1998

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE AND WILL NOT AFFECT THE RIGHT OF EACH RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

                            SMARTFLEX SYSTEMS, INC.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Smartflex Systems, Inc., a Delaware corporation (the "Company"), to be held at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California, at 9:30 a.m. Pacific Time, on Wednesday, May 20, 1998, and at any and all adjournments or postponements thereof (the "Meeting").

     This Proxy Statement is first being mailed or given on or about April 15, 1998 to stockholders entitled to vote at the Meeting.

REVOCABILITY OF PROXIES

     A form of proxy to vote your shares at the Meeting is enclosed. Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by (i) delivering an instrument revoking the proxy to the Secretary of the Company, (ii) executing and returning a proxy bearing a later date, if received by the stock registrar on or before the last business day preceding the Meeting, or (iii) appearing and voting in person at the Meeting by written ballot. Subject to such revocation, shares represented by a properly executed proxy received by the Company in time for the Meeting will be voted in accordance with the instructions on the proxy. If no instruction is specified on each proposal, the shares represented by the proxy will be voted FOR the election as directors of the nominees listed on the proxy, and FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company. If any other business is properly presented at the Meeting, the proxy will be voted in accordance with the recommendations of the Board of Directors.

PERSONS MAKING THE SOLICITATION

     This solicitation of proxies is being made by the Board of Directors of the Company. It is contemplated that proxies will be solicited through the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone, telegram or facsimile without receiving special compensation therefor. The Company will bear the entire cost of solicitation of proxies including costs associated with the preparation, assembly, printing and mailing of this Proxy Statement and any other materials used in the solicitation of proxies or furnished to stockholders for the Meeting. Upon request, the Company shall reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in mailing these proxy materials to the beneficial owners of the shares held of record by such entities. In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies, if management determines that it is advisable.

VOTING AT THE MEETING

     The shares of common stock of the Company, $.0025 par value (the "Common Stock"), constitute the only outstanding class of voting securities of the Company. A total of 6,373,752 shares of the Company's Common Stock were outstanding at the close of business on March 30, 1998, which has been fixed as the record date (the "Record Date") for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting. Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present or represented at the Meeting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and entitled to vote on a proposal.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Directors are elected at each annual stockholders' meeting to serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors proposes the election of five directors at the Meeting. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Meeting for the election of the nominees presented below. The five nominees are incumbent directors, and the term of office for each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. Each of the nominees has consented to serve as a director for the ensuing year. If any nominee becomes unavailable for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable to serve. Election as a director will require the affirmative vote of the holders of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Meeting and entitled to vote thereat.

     The names and certain information concerning the persons to be nominated for election as directors are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

NOMINEES

     The following table and paragraphs set forth the names of and certain information regarding the nominees for election as directors of the Company:

              NAME                  AGE          POSITIONS WITH THE COMPANY
              ----                  ---          --------------------------
William L. Healey...............    53     President, Chief Executive Officer and
                                           Chairman of the Board of Directors
William E. Bendush..............    49     Director
Alan V. King....................    63     Director
William A. Klein................    57     Director
Gary E. Liebl...................    56     Director

     William L. Healey has served as President and Chief Executive Officer of the Company since July 1989, and as a director since its incorporation in September 1993. In January 1996, Mr. Healey was elected Chairman of the Board. Prior to joining Smartflex, Mr. Healey worked at Silicon Systems, Inc. ("Silicon Systems"), a principal supplier to the Company of mixed signal integrated circuits. While employed by Silicon Systems, Mr. Healey was responsible for all manufacturing operations in California and Singapore, and held several senior executive positions, including Senior Vice President of Operations, Vice President of Manufacturing and Director of Wafer Fabrication Operations. Mr. Healey also sits on the Board of privately held Bell Technologies, Inc., a leading provider of electronics products and services to the high technology segment of the electronics industry.

     William E. Bendush has served on the Company's Board of Directors since January 17, 1996. From May 1987 to the present time, Mr. Bendush has served as Senior Vice President and Chief Financial Officer of Silicon Systems.

     Alan V. King has served on the Company's Board of Directors since October 1993. Mr. King also serves as President and Chairman of the Board of Directors of Volterra Semiconductor Corporation, a developer of battery management integrated circuits and as Chairman of the Board of Directors of Arithmos, Inc., a developer of mixed signal application-specific integrated circuits for flat panel displays. Mr. King also sits on the boards of publicly traded Information Storage Devices, a designer and developer of integrated circuit products for voice recording and playback using high density storage technology and mixed signal expertise, and Elantec Semiconductor Corporation, a designer and manufacturer of high performance analog integrated circuits for the video/multimedia, data processing, instrumentation and communications markets. From 1991 to November 1994, Mr. King was the President and Chief Executive Officer of Silicon Systems (See "Compensation Committee Interlocks and Insider Participation"). From 1986 to 1991, Mr. King served as the President and Chief Executive Officer of Precision Monolithics, Inc., a semiconductor company.

     William A. Klein has served on the Company's Board of Directors since January 1994. Mr. Klein has been Chairman of the Board of The Cerplex Group, Inc., a provider of electronic repair services, since its inception in May 1990 until 1998. Mr. Klein was President and Chief Executive Officer of Century Data, Inc., a disk drive manufacturer, from 1986 to 1990.

     Gary E. Liebl has served on the Company's Board of Directors since January 1994. Mr. Liebl is a private investor and business advisor to chief executive officers and boards of directors. Mr. Liebl serves as Chairman of the Board of Directors of QLogic Corporation, a semiconductor company, and on the Board of privately held Pressure Systems, Inc., a satellite components supplier. Prior to April 1990 he held senior management positions, including Chairman and Chief Executive Officer, at Cipher Data Products, Inc., a supplier of tape and optical disk drives to the computer industry.

     There are no family relationships among any of the Company's officers or directors.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held six meetings during the fiscal year ended December 31, 1997. The Board of Directors has established a standing Compensation Committee and an Audit Committee. The Compensation Committee held four meetings in 1997, and also acted from time to time by written consent of all of the members of such Committee. The Audit Committee held two meetings in 1997. Each director attended at least 75% of the aggregate number of meetings of the Board and of the Committees of which he was a member in 1997. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

     The Compensation Committee provides recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the Company's equity incentive plans. Gary E. Liebl (Chairman) and Alan V. King are currently the members of the Compensation Committee.

     The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. William E. Bendush (Chairman) and William A. Klein are currently the members of the Audit Committee.

EXECUTIVE OFFICERS

     The following table and paragraphs set forth the names of, and certain information regarding, the executive officers of the Company:

            NAME               AGE                 POSITIONS WITH THE COMPANY
            ----               ---                 --------------------------
William L. Healey............   53    President, Chief Executive Officer and Chairman of
                                      the Board of Directors
Anthony R.W. Richardson......   53    Executive Vice President and Chief Operating Officer
Richard D. Bell..............   53    Vice President of Marketing and Sales
John W. Hohener..............   42    Vice President, Chief Financial Officer and
                                      Treasurer
Christopher J. Rollison......   39    Vice President of Operations

     For information on the business background of Mr. Healey, see "Election of Directors -- Nominees" above.

     Anthony R.W. Richardson joined Smartflex in February 1998 as Executive Vice President and Chief Operating Officer. Prior to joining Smartflex, Mr. Richardson spent twenty-four years in senior management roles at Raychem Corporation ("Raychem"), a material sciences company. Mr. Richardson's positions at

Raychem included Director of Operations, Director of Sales and Marketing, and General Manager for businesses in Asia, North America, South America, Europe and the Middle East.

     Richard D. Bell joined Smartflex in 1987, and has served as Vice President of Marketing and Sales of the Company since 1993. Prior to joining Smartflex, Mr. Bell spent nine years in senior technical marketing and sales management positions with Scientific-Atlanta, Inc., a manufacturer of communications and electronics equipment, and Rogers Corporation, a supplier of flex circuits to the hard disk drive market. Mr. Bell served as a member of the Company's Board of Directors in 1993.

     John W. Hohener has served as Vice President, Chief Financial Officer and Treasurer since August 1997. From May 1988 through July 1997, Mr. Hohener served as the Company's Corporate Controller and Treasurer. Prior to joining Smartflex, Mr. Hohener spent eight years with Silicon Systems, where he held numerous financial management positions, including Director of Corporate Accounting. Mr. Hohener served as a member of the Company's Board of Directors in 1993.

     Christopher J. Rollison has served as Vice President of Operations since July 1995. Mr. Rollison joined Smartflex at its inception in August 1985 as a senior process engineer. Subsequently, he held a series of positions of increasing responsibility including Director of Operations from 1992 to 1995, culminating in his current role as Vice President of Operations.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered for the fiscal years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                                                LONG-TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                   AWARDS
                                ------------------------------------------   ---------------
                                                              OTHER ANNUAL     SECURITIES       ALL OTHER
           NAME AND                                           COMPENSATION     UNDERLYING      COMPENSATION
      PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)    ($)(2)(3)     OPTIONS/SARS(#)      ($)(4)
      ------------------        ----   ---------   --------   ------------   ---------------   ------------
William L. Healey               1997    281,858     18,325       39,287          44,500           13,539
  Chairman of the Board,        1996    259,056    110,776       40,957              --           12,967
  President and                 1995    226,273    110,186       43,050          50,000           10,665
  Chief Executive Officer

Richard D. Bell                 1997    159,195      7,721       38,551          11,500            4,500
  Vice President, Marketing     1996    140,452     44,950       10,332              --            3,623
  and Sales                     1995    123,123     29,543           --          10,000            3,515

John W. Hohener                 1997    118,774      7,400        5,549          14,500            4,072
  Vice President, Chief         1996    105,654     23,558          329              --            3,592
  Financial Officer,            1995     96,427     28,443           --           7,000            3,416
  Treasurer

Christopher J. Rollison         1997    130,303      9,078       10,773          11,500            4,500
  Vice President,               1996    119,651     38,721        9,248              --            3,563
  Operations                    1995    103,235     28,790           --          10,000            3,512

---------------
(1) The Company operates and reports financial results on a 52- or 53-week year, ending on the Saturday nearest December 31 each year, and follows a four-four-five week quarterly cycle. For clarity of presentation, the Company has described all periods presented as if the fiscal year ended December 31.

(2) In fiscal 1997, "Other Annual Compensation" for Mr. Healey includes tax reimbursements paid on Mr. Healey's behalf totaling $16,920, auto allowance payments totaling $10,800 and other miscellaneous reimbursements of $11,567 for a total of $39,287.

(3) In fiscal 1997, "Other Annual Compensation" for Mr. Bell includes the gain on incentive stock options exercised during the period totaling $28,080.

(4) In fiscal 1997, "All Other Compensation" includes matching contributions to the Company's 401(k) savings plan for Messrs. Healey, Bell, Hohener and Rollison totaling $4,500, $4,500, $4,072 and $4,500, respectively. For Mr. Healey, the amount also includes fiscal 1997 term life insurance premiums paid by the Company which totaled $9,039.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In February 1998, the Company appointed Anthony R.W. Richardson ("Mr. Richardson") as Executive Vice President and Chief Operating Officer. Mr. Richardson's base salary is $190,000 per year, plus a target bonus based on both Company and individual performance. In addition, Mr. Richardson was granted an incentive stock option to purchase 65,000 shares of the Company's Common Stock under the 1995 Equity Incentive Plan.

     None of the Company's executive officers has a formal employment contract with the Company, and each one's employment may be terminated at any time at the discretion of the Board of Directors.

     The Compensation Committee has the authority as administrator of the Company's equity incentive plans to provide for the accelerated vesting of the shares of Common Stock subject to outstanding unvested options held by individuals under such plans, including the Company's executive officers and directors, in the event that a change-in-control of the Company occurs.

     Effective January 1, 1996, the Board of Directors adopted an Executive Involuntary Termination Policy (the "Policy"), the purpose of which is to assist terminated executives while they seek other employment. Under the Policy, the President, each Vice President, and certain other executives ("executives") reporting directly to the President are eligible to receive salary continuation and certain other benefits following any involuntary termination of their employment, including a deemed termination resulting from a change-in-control transaction. Under the policy, the term "involuntary termination" excludes termination for cause (which for purposes of this policy is deemed to be gross misconduct and/or willful neglect of duties), retirement, or death. The post-termination salary and benefits continuation period is up to 24 months, in the case of the President, and one month for each year of service to the Company for other covered executives, up to a maximum of 12 months, in the case of Vice Presidents, and up to a maximum of six months, in the case of all other covered executives. All salary continuation benefits will cease upon a terminated executive's obtaining new employment.

OPTION GRANTS

     The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1997. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                              -------------------------------------------------------    POTENTIAL REALIZABLE
                              NUMBER OF      PERCENTAGE                                    VALUE AT ASSUMED
                              SECURITIES      OF TOTAL                                  ANNUAL RATES OF STOCK
                              UNDERLYING      OPTIONS                                     PRICE APPRECIATION
                               OPTIONS       GRANTED TO       EXERCISE                    FOR OPTION TERM($)
                               GRANTED      EMPLOYEES IN      OR BASE      EXPIRATION   ----------------------
            NAME                (#)(1)     FISCAL YEAR(2)   PRICE ($/SH)      DATE         5%           10%
            ----              ----------   --------------   ------------   ----------   ---------    ---------
William L. Healey...........    35,000         15.0%           $16.50       01/14/07    $363,187     $920,386
                                 9,500           4.1            10.25       07/07/07      61,239      155,191
Richard D. Bell.............     9,000           3.9            16.50       01/14/07      93,391      236,671
                                 2,500           1.1            10.25       07/07/07      16,115       40,840
John W. Hohener.............     7,000           3.0            16.50       01/14/07      72,637      184,077
                                 7,500           3.2            10.25       07/07/07      48,346      122,519
Christopher J. Rollison.....     9,000           3.9            16.50       01/14/07      93,391      236,671
                                 2,500           1.1            10.25       07/07/07      16,115       40,840

---------------
(1) Options granted in fiscal 1997 become exercisable starting 12 months after the grant date, with 25% of the total number of shares covered by such options becoming exercisable at that 12-month anniversary and 6.25% of the total number of shares covered by such options becoming exercisable on the last day of each successive quarter.

(2) Options to purchase an aggregate of 233,750 shares of Common Stock were granted to employees, including the Named Executive Officers, during the fiscal year ended December 31, 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table and footnotes set forth certain information concerning all option exercises, and the number of shares covered by both exercisable and unexercisable stock options for the Named Executive Officers as of December 31, 1997. Also reported are the values for "in the money" options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company's Common Stock as of December 31, 1997.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED                   IN-THE-MONEY OPTIONS
                                 OPTIONS AT DECEMBER 31, 1997(#)            AT DECEMBER 31, 1997($)(1)
                                 --------------------------------        --------------------------------
             NAME                EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
             ----                -----------        -------------        -----------        -------------
William L. Healey..............    40,125              66,375             $102,510              $ --
Richard D. Bell(2).............    10,625              15,875               42,713                --
John W. Hohener................    11,938              17,562               68,340                --
Christopher J. Rollison........    13,625              15,875               68,340                --

---------------
(1) Calculated based on a fair market value equal to the reported closing price of the Company's Common Stock on The Nasdaq National Market at December 31, 1997, of $9.50 per share, less the applicable exercise price.

(2) Mr. Bell exercised an option to purchase 2,000 shares of Common Stock in February 1997 at an exercise price of $0.9575. The aggregate dollar value realized was $28,080 based on the sale price of the Common Stock.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid an annual retainer of $20,000 per year plus $1,000 for each meeting attended in person. Mr. Healey receives no additional compensation for services rendered by him as a director of the Company.

     Pursuant to the Company's 1995 Equity Incentive Plan (the "1995 Plan"), which became effective as of July 31, 1995, each non-employee director is automatically granted a non-qualified stock option to purchase 10,000 shares of Common Stock upon his or her initial election to the Board of Directors, and an additional automatic grant of a non-qualified stock option to purchase 3,000 shares of Common Stock each time such director is reelected to the Board of Directors. Automatic grants are at the fair market price of the Common Stock on the date a director is elected or reelected, as the case may be, and vest as to 50% of the shares covered thereby on the first anniversary of the grant date, and thereafter at the rate of 12.5% of the shares every three months. Each of Messrs. Bendush, King, Klein, and Liebl received a grant of 3,000 shares of Common Stock, upon their election to the Board at the May 1997 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which currently consists of Messrs. Liebl and King, is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also administers the Company's equity-based incentive plans.

     Until November 1, 1994, Mr. King was the President and Chief Executive Officer of Silicon Systems, and Mr. Bendush is currently Senior Vice President and Chief Financial Officer of Silicon Systems. Silicon Systems leases warehouse and office facilities, and provided certain maintenance services, in Tustin, California to the Company pursuant to a Facilities and Services Agreement. In 1997, the Company paid Silicon Systems approximately $30,000 per month under this agreement. In addition, the Company's Singapore subsidiary received administrative and maintenance services support pursuant to a Facility and Service Agreement from a subsidiary of Silicon Systems. The Company paid the Silicon Systems Singapore subsidiary approximately $25,000 per month under this agreement. The Company is also party to a Volume Purchase Agreement with Silicon Systems, whereby the Company purchases integrated circuits from Silicon Systems and is entitled to certain discounts on purchases made from Silicon Systems if the Company purchases certain minimum volumes of integrated circuits. The Company believes that such purchases and such discounts are on terms and conditions no less favorable to the Company than are available from other suppliers. During 1997 the Company purchased approximately $5.5 million of material from Silicon Systems.

     In July 1996, Silicon Systems, then a subsidiary of TDK USA Corporation, was sold to Texas Instruments. In connection with this transaction, the 1,161,614 shares of the Company's Common Stock held by Silicon Systems were transferred to TDK USA Corporation.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is a standing committee of the Board of Directors of the Company. The Committee's purpose is to provide recommendations to the full Board on salaries and incentive compensation for executive officers and key employees. The Committee is primarily responsible for establishing the criteria for, and the effectiveness of, the Company's executive compensation policies. The Committee is also responsible for the administration of the Company's equity incentive plans.

     The following report is submitted by the Committee regarding executive compensation policies established and executive compensation paid during fiscal year 1997.

     Executive Compensation Policies and Administration. The Committee's compensation policy is designed to provide a competitive compensation system which will enable the Company to attract, retain and reward its executive officers, including the Chief Executive Officer. At present, annual compensation of the Company's executive officers typically consists of base salary, an annual incentive bonus and a grant of stock options. To establish and evaluate the competitiveness and effectiveness of the Company's executive compensation policies the Committee has adopted the following general guidelines:

     - Base salaries must be competitive, within the industry and the local markets where the Company operates, so that the Company can attract and retain qualified executive and management personnel.

     - Company performance should generally be the primary determinant for both annual bonuses and long-term equity incentives.

     - Senior executives' financial interests should be aligned with those of the other stockholders of the Company, primarily through the use of stock options or other appropriate equity-based awards.

     Section 162(m) of the Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four most highly compensated other executive officers. According to the regulations adopted under Section 162(m), the limitation shall not apply (for a period ending with next year's annual meeting) to a compensation plan of a company that becomes public provided the compensation plan existed prior to the time of the company's becoming a public company and provided the compensation plan was described in the company's prospectus for the initial public offering in accordance with applicable securities laws. The Company's 1993 Equity Incentive Plan, 1994 Equity Incentive Plan for Officers, Directors and Consultants and 1995 Plan are not subject to the restrictions of
Section 162(m). The Company does not foresee any payment made or authorized in fiscal 1997 of any compensation that would be non-deductible under Section 162(m).

     Base Salaries and Employee Benefit Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Committee believes that base salary rates and employee benefits should be comparable to those of similar companies in the Company's industry, taking into account factors such as geographic location, size and operating history. In establishing executive salaries, the Committee also considers the Southern California location of the Company's headquarters. The cost of living in Southern California is generally more expensive than in many other geographic areas of the United States.

     At the beginning of each fiscal year, the Committee establishes base salaries of executives based upon independent studies of comparable salaries in similarly sized companies in the Company's industry segment. The performance of the Company with respect to annual revenue growth and earnings as well as the individual's performance are also considered in establishing base salaries. Base salaries and employee benefits of executives, including the Named Executive Officers, were increased in 1997 based on the Committee's subjective evaluation of the Company's need to be more competitive and to fairly compensate employees for enlarged responsibilities occasioned by the Company's growth in the area of international operations.

     Performance-Based Compensation. Annual bonuses are granted by the Board of Directors, based upon recommendations of the Committee, and are intended to provide an annual incentive to executive officers by recognizing individual achievement and Company performance during the fiscal year. Incentive compensation target levels, with the relative weightings ascribed to such target levels, are set in advance at the beginning of each fiscal year by the Compensation Committee based upon:

     -  the Company achieving certain revenue and earnings targets

     -  specific performance goals for each plan participant

     At the end of the fiscal year, the actual performance is measured against these goals to determine the amount of an executive's bonus. In addition, the Committee also considers the incentive compensation policies instituted by companies with comparable revenues and numbers of employees, among other factors that the Committee deems significant. In 1997 the percentage of bonus compensation was approximately 4% to 6% of each executive's base salary.

     Stock Options. In order to reward performance and to provide an incentive that will align the financial interests of management with those of the stockholders, the Committee makes discretionary grants of stock options under the Company's equity incentive plans to executive officers and key employees of the Company on a periodic basis. The Committee believes that stock option grants reward executives and other key employees for long-term performance, which maximizes stockholder value, and that such grants should represent a significant portion of each executive's total compensation package. Incentive stock options to purchase a total of 82,000 shares of the Company's Common Stock were granted to the Named Executive Officers during the fiscal year ended December 31, 1997, all of which were granted under the 1995 Plan.

     Chief Executive Officer's Compensation. Mr. Healey's base salary level is subject to annual review and evaluation. During fiscal 1997, Mr. Healey's base salary was increased to $281,900, and he was awarded an annual incentive award of $15,000 and granted incentive stock options to purchase 44,500 shares of common stock. As mentioned above, the Committee considered both objective and subjective factors in determining Mr. Healey's base salary and incentive award for 1997. Some of the factors that were considered by the Committee in determining Mr. Healey's compensation were: the Company's implementation of a restructure of its operations in conformance with market conditions, staying relatively debt free in a market slow down, and recruiting and organizing a cohesive management team. The Committee also based Mr. Healey's compensation on published surveys that track compensation levels of executives in similarly sized companies.

                                          Alan V. King
                                          Gary E. Liebl, Chairman

     Notwithstanding anything to the contrary set forth in the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings, including this Proxy Statement, in whole or in part, the foregoing Report, and the performance graph immediately following, shall not be incorporated by reference into any such filings.

COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for The NASDAQ Stock Market (United States Companies) (the "NASDAQ Market Index"), and a weighted composite industry index ("the SIC Code Index"), for the period that commenced on July 31, 1995 (the date on which the Company's Common Stock was first registered under the Exchange Act) and ended on December 31, 1997. The Company's Industry Index is NASDAQ's SIC Code 7373 Index, and the Industry Index is weighted by the market equity capitalization of each constituent company. Cumulative total returns are calculated assuming that $100 was invested on July 31, 1995, and that all dividends were reinvested.

                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
     AMONG SMARTFLEX SYSTEMS, INC., NASDAQ MARKET INDEX AND SIC CODE INDEX

        MEASUREMENT PERIOD             'SMARTFLEX           SIC CODE             NASDAQ
      (FISCAL YEAR COVERED)          SYSTEMS, INC.'           INDEX           MARKET INDEX
8/1/95                                   100.00              100.00              100.00
12/31/95                                 114.52              123.73              102.74
2/31/96                                  106.40              131.32              127.67
12/31/97                                  61.29              156.93              156.17

CERTAIN TRANSACTIONS

     The Company was incorporated in Delaware on September 17, 1993 to acquire all of the assets and liabilities of Smartflex Systems, which was founded in November 1985 as a joint venture between Rogers Corporation, a supplier of flex circuits to the hard disk drive ("HDD") market, and Silicon Systems, a supplier of mixed signal integrated circuits to the HDD market. See "Compensation Committee Interlocks and Insider Participation."

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon its review of the copies of reporting forms furnished to the Company, and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock with respect to the Company's fiscal year ended December 31, 1997, were timely satisfied.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 16, 1998 (unless otherwise indicated), certain information regarding the beneficial ownership of the Company's outstanding Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                    AMOUNT AND
                                                    NATURE OF
                                                    BENEFICIAL       PERCENTAGE OF
                NAME AND ADDRESS                   OWNERSHIP(*)       CLASS(%)(1)
                ----------------                   ------------      -------------
TDK U.S.A Corporation............................   1,161,614            18.2
  12 Harbor Park Drive
  Port Washington, NY 11050-4649
Kopp Investment Advisors.........................     826,795(2)         13.0
  7701 France Avenue South, Suite 500
  Edina, MN 55435
Dalton, Greiner, Harman, Maher & Co. ............     387,400(3)          6.1
  1100 Fifth Avenue south Suite 301
  Naples, FL 34102
The TCW Group, Inc. .............................     320,300(4)          5.0
  865 South Figueroa Street
  Los Angeles, CA 90017
William L. Healey................................     219,192(5)          3.4
William E. Bendush...............................      14,500(6)            *
Alan V. King.....................................      12,500(6)            *
William A. Klein.................................      12,500(6)            *
Gary E. Liebl....................................      12,500(6)            *
Richard D. Bell..................................      65,087(7)          1.0
John W. Hohener..................................      45,614(8)            *
Christopher J. Rollison..........................      38,043(9)            *
All directors and executive officers as a group
  (9 persons)....................................     419,936(10)         6.6

                                         (footnotes continued on following page)

---------------

 (*) Indicates less than 1%.

 (1) Calculated based on 6,372,952 shares of the Company's Common Stock outstanding on March 16, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 16, 1998 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

 (2) Based on a Schedule 13G, and amendments thereto, filed by Kopp Investment Advisors. Amount includes 801,795 shares deemed to be beneficially owned by Kopp Investment Advisors.

 (3) Based on a Schedule 13G filed by Dalton, Greiner, Hartman, Maher & Co., which reported stock ownership as of December 31, 1997. Amount includes 387,400 shares deemed to be beneficially owned by Dalton, Greiner, Hartman, Maher & Co.

 (4) Based on a Schedule 13G filed jointly by The TCW Group, Inc. and Mr. Robert Day, 200 Park Avenue, Suite 2200, New York 10166, an individual who may be deemed to control the TCW Group. Amount includes 320,300 shares deemed to be beneficially owned by the TCW Group, Inc., and the shares reported for Mr. Robert Day include the shares reported for the TCW Group, Inc.

 (5) Includes 57,313 shares subject to presently exercisable options or options that become exercisable within 60 days of March 16, 1998.

 (6) As to Mr. Bendush, includes 14,500 shares, and as to each of Messrs. King, Klein, and Liebl, includes 4,500 shares subject to presently exercisable options or options that become exercisable within 60 days of March 16, 1998.

 (7) Includes 14,688 shares subject to presently exercisable options or options that become exercisable within 60 days of March 16, 1998.

 (8) Includes 15,001 shares subject to presently exercisable options or options that become exercisable within 60 days of March 16, 1998.

 (9) Includes 17,688 shares subject to presently exercisable options or options that become exercisable within 60 days of March 16, 1998.

(10) Includes 132,690 shares subject to presently exercisable options or options that become exercisable within 60 days of March 16, 1998.

                                  PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Since the Company's inception, Ernst & Young LLP, independent auditors, have provided audit services to the Company, including the examination of the Company's consolidated financial statements for the year ended December 31, 1997. The Board of Directors has selected Ernst & Young LLP to audit the Company's consolidated financial statements for the year ending December 31, 1998, and recommends that stockholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions from stockholders, and will have an opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's next Annual Meeting to be held in 1999 must be received in writing at the Company's principal executive offices, at the address set forth on the Notice of Annual Meeting which accompanies this Proxy Statement, Attention -- Investor Relations, on or before December 14, 1998, in order to be considered for inclusion in the proxy materials relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know prior to making this solicitation of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with the recommendations of the Board of Directors on such matters, and discretionary authority to do so is included in the proxy.

Dated: April 15, 1998

                                          /s/ Nick E. Yocca

                                          Nick E. Yocca, Secretary

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, SMARTFLEX SYSTEMS, INC., 14312 FRANKLIN AVENUE, P.O. BOX 2085, TUSTIN, CALIFORNIA 92781-2085.

                                  DETACH HERE



                                     PROXY


                            SMARTFLEX SYSTEMS, INC.


               1998 ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




     The undersigned hereby appoints William L. Healey and John W. Hohener, and each of them, individually, as the attorney, agent and proxy, with full power of substitution, of the undersigned and to vote, as designated on the reverse side, all the shares of Common Stock of Smartflex Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Smartflex Systems, Inc. to be held at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California on Wednesday, May 20, 1998, at 9:30 a.m., Pacific Time, or at any adjournment thereof.


-------------                                                      -------------
 SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                               SIDE
-------------                                                      -------------

                                  DETACH HERE

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER BELOW. WHERE NO DIRECTION IS GIVEN, SUCH
     SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS OF THE NOMINEES NAMED BELOW ON THIS PROXY AND FOR THE APPOINTMENT OF ERNST
     & YOUNG LLP AS INDEPENDENT AUDITORS.

     1. ELECTION OF DIRECTORS
        Nominees:  William L. Healey, William E. Bandush,                  2. RATIFICATION OF APPOINTMENT   FOR   AGAINST   ABSTAIN
                   Alan V. King, William A. Klein and Gary E. Liebl           OF ERNST & YOUNG LLP AS       [ ]     [ ]       [ ]
                                                                              INDEPENDENT AUDITORS.
                         FOR            WITHHELD
                         [ ]              [ ]

                                                                           3. IN THEIR DISCRETION, UPON OTHER BUSINESS WHICH
                                                                              PROPERLY COMES BEFORE THE MEETING OR ANY
                                                                              ADJOURNMENT THEREOF.
        [ ]
           --------------------------------------
           For all nominees except as noted above
                                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]



                                                                           WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
                                                                           URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE
                                                                           REVOKED AT ANY TIME PRIOR TO ITS USE.


                                                                           Please sign your name exactly as it appears hereon.
                                                                           Executors, administrators, guardians, officers of
                                                                           corporations, and others signing in a fiduciary
                                                                           capacity should state their full titles as such.



Signature:                          Date:                     Signature:                          Date:
          -------------------------      --------------------           -------------------------      --------------------
